Exhibit 99.6

Board LTIP 2023 in Calliditas Therapeutics AB (publ)

GRANT NOTICE & AGREEMENT

On 30 May 2023, the annual general meeting in Calliditas Therapeutics AB (publ) (the “Company”) resolved to introduce a long-term performance-based incentive program for members of the Board of Directors (“Board LTIP 2023”).

In summary, the resolution entails that the members of the Board of Directors (each a “Participant”) are granted share awards (the “Share Awards”) which entitle the Participant to receive a corresponding number of shares in the Company over a three-year vesting period (1/3 vesting at the end of each term), provided that the Participant is still a member of the Board of Directors on such date and to the extent that certain performance vesting requirements, based on the Company’s share price development, are met. The Share Awards are granted free of charge and each vested Share Award entitles the Participant to one share in the Company without any compensation being payable.

The Share Awards may not be transferred or pledged.

On this day, ______________ 2023, you have, under Board LTIP 2023, been allocated ______________ Share Awards, entitling you to a corresponding number of shares in the Company, subject to the above and the detailed terms set out in “Terms for Board LTIP 2023 in Calliditas Therapeutics AB (publ)”.

Your vested Share Awards will be exercised automatically on the day falling immediately after the date of, whichever is earliest, (i) the annual general meeting 2026 or (ii) 1 July 2026 (the “Vesting Date”), and the vesting result will be confirmed and communicated to you by the Company as soon as practically possible after the Vesting Date.

By signing this Grant Notice & Agreement, you hereby confirm

i)	that you have read, understood and accepted the above information,
ii)	that you have read, understood and accepted the “Terms for Board LTIP 2023 in Calliditas Therapeutics AB (publ)”,
iii)	that you have read, understood and accepted the information under “Personal data” on the next page of this Grant Notice & Agreement,
iv)	that you accept the receipt of the above said number of Share Awards (in accordance with the above said terms and conditions), and
v)	that you understand and accept that all tax and currency risks and effects for you related to your participation in Board LTIP 2023 are your responsibility.

Place and date

Signature

Clarification of signature

Please complete, sign and return this Grant Notice & Agreement by scanned copy to Fredrik.Johansson@calliditas.com by no later than ______________ 2023.

Personal data

Personal data submitted to the Company, e.g. contact details and personal identity number, or otherwise registered in connection with the administration of Board LTIP 2023, is processed by the Company, as data controller, for the administration of the program. The processing of personal data is necessary for the Company in order to fulfill the agreement concerning Board LTIP 2023 and to enable the Company to fulfill its statutory obligations. If you do not provide the requested personal data to the Company, you may not participate in the program.

Personal data may, for specified purposes, sometimes be disclosed to other companies within the Company’s group, to banks or to companies with which the Company cooperates, within and outside the EU/EEA. Should personal data be transferred outside the EU/EEA, it will be conducted in accordance with suitable safeguards approved by the EU. You may, at any time, request further information regarding such transfer and request copies of agreements or other safeguards used by the Company for such transfer. In certain situations the Company is also obligated by law to disclose data, e.g. to the Swedish Tax Agency.

Requests for information on the personal data being processed by the Company, erasure of personal data, limitations to the processing of personal data, data portability, or rectification of personal data may be directed to the Company’s CFO, who you may also contact if you desire any further information regarding the Company’s processing of personal data. Should you wish to register a complaint regarding the Company’s processing of personal data you may contact the Swedish Data Protection Authority in its capacity of supervisory authority.

Personal data is only kept for as long as it is necessary for the administration of Board LTIP 2023 or as long as it is required for the Company to fulfill its statutory obligations.

Address to the Company’s CFO: Fredrik.Johansson@calliditas.com